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The Board of Directors
Titan Holdings, Inc.:

     We consent to incorporation by reference in the Form S-8 of Titan Holdings, Inc. of our report dated February 13, 1997, relating to the consolidated balance sheets of Titan Holdings, Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Titan Holdings, Inc.

                                            KPMG Peat Marwick LLP

San Antonio, Texas
March 24, 1997